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                                                                    Exhibit 99.2

GANTOS, INC.
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NEWS RELEASE

CONTACT: Thomas Villano
         (203) 462-3704


                      GANTOS, INC. FILES FOR REORGANIZATION
                UNDER CHAPTER 11; STORES TO CONTINUE IN BUSINESS.
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         Stamford, CT, December 29, 1999 - Gantos, Inc. today announced that it filed a voluntary reorganization petition under Chapter 11 of the U.S. Bankruptcy Code late yesterday. The petitions were filed in the U.S. Bankruptcy Court for the District of Connecticut at Bridgeport. The company's executive offices are located in Stamford, Connecticut.

         Arlene Stern, Chief Executive Officer, said: "The decision to file a Chapter 11 bankruptcy petition was a difficult and painful one. Reorganization provides the most orderly, structured means for us to concentrate on operating our stores. The reorganization will enable Gantos to continue in the ordinary course of its operations, while at the same time providing senior management with the necessary time to assess and restructure its debt in an effort to emerge from Chapter 11 as a stronger and more competitive retailer."

         "Our goal is to make this reorganization invisible to our customers, and to ensure that our vendors and suppliers are reimbursed in a timely manner for all merchandise and services provided to Gantos while it is in Chapter 11."


         Stern commented: "Stores remain open and all normal customer services and store


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policies, including credit card purchases and payments, billing adjustments, merchandise returns and gift certificates, will continue as usual."

         Stern stated: "We anticipate that a creditors committee will be appointed shortly and we will work closely with this committee and other key creditors to reorganize and restructure the company's obligations as quickly as possible." She continued: "We believe that this process will enable us to focus on the future, to preserve the operations of our stores for everyone's benefit, and to concentrate on our primary goal of selling merchandise, without disruption."

         Gantos, Inc. is a specialty retailer of quality women's wear and accessories. The Company currently operates 117 stores in 24 states.